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                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  / /

Filed by a Party other than the Registrant  /x/

Check the appropriate box:

/ /  Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/x/  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                     INFORMATION RESOURCE ENGINEERING, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
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                               STEVEN N. BRONSON
    (NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN THE REGISTRANT)
--------------------------------------------------------------------------------

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

(1) Title of each class of securities to which transaction applies:
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(2) Aggregate number of securities to which transaction applies:
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(3) Per unit price or other underlying value of transaction computed pursuant to
    Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------

(5) Total fee paid:
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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
--------------------------------------------------------------------------------

(2) Form, Schedule or Registration Statement No.:
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(3) Filing Party:
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(4) Date Filed:
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Attention:
Information Resource Engineering Shareholders

                             TIME IS GETTING SHORT
            THIS MAY BE YOUR LAST CHANCE TO PROTECT YOUR INVESTMENT
                                YOU MUST ACT NOW

In the short time between now and the annual meeting on July 10, you likely will be getting phone calls and letters from the Caputo management or their solicitors, trying to persuade you that the company's future is bright if only you vote for them so they can continue to run the company.

                BEFORE YOU DECIDE TO BELIEVE THEM, ASK YOURSELF:
           HOW CAN THE FUTURE BE BRIGHT UNDER THE CAPUTO MANAGEMENT?

o THEY APPARENTLY DON'T BELIEVE IT THEMSELVES.

           o NOT ONE INSIDER bought a single share this year.

           o THREE directors who are asking to be re-elected--Mr. Caputo, Mr. Kozlay and Mr. Thaw--SOLD shares last year--a total of 22,300.

           o You have to wonder about why Mr. Thaw, one of the directors, sold 2,000 shares at $6.50 a share in December of last year.

           o And ask yourself why Mr. Kozlay sold 5,000 shares in December for as little as $7.75 a share.

o HOW CAN YOU BELIEVE MR. CAPUTO, THE OVER-PAID CEO?

           o Consider what he told a financial newswire in October of 1996, right after the company lost the MCI contract:

                 IN THE 'WORST CASE SCENARIO,' MR. CAPUTO SAID,
                         THE CANCELLATION WOULD LEAD TO
                   LOSSES FOR THE NEXT ONE TO THREE QUARTERS.

You know how that turned out: The company has lost money in every one of the past five years, not just during those 'one to three quarters' in 1996 and 1997!

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(In the same interview, Mr. Caputo revealed that MCI provided 45% of all revenue in the previous 6 months, and accounted for 77% of the company's backlog. One to three quarters to make up that loss? Perhaps he deserves some kind of recognition for OPTIMISM.)

o And how can the future of IREG be bright WHEN THEY HAVE LOST FOUR KEY PEOPLE IN THE PAST SIX MONTHS--including Gary L. Mcgreal, the Vice President in charge of Marketing, THE SAME PERSON LISTED IN THE PROXY STATEMENT THE COMPANY MAILED TO YOU JUST A FEW WEEKS AGO, Charles D. Brown, the Senior Vice President in charge of Sales, Peter Tridone, the Director of Production and Terry Johnson, a Product Manager?

o And how can the future be bright under the same people who WASTED CORPORATE FUNDS, not only by overpaying Mr. Caputo, but also by incurring significant legal fees to oppose the lawsuit they forced me to commence in order to obtain the company's shareholder list, and which they settled by agreeing to turn over that list just one business day before our case was scheduled to go in front of the judge?

It is clear to me that Mr. Caputo and his boardroom buddies are fighting because they want to keep their jobs. Regardless of what they try to tell you: Their jobs are what this fight is all about.

I sincerely believe that there is a very small window of time in which this company, which once had everything going for it, can still be put back on the track to growth and profit.

If you elect my slate of nominees, I believe you will soon discover that you have thrown out a Board which lacks the proper focus to get the job done right, and replaced it with a team of businessmen whose combined experiences in the technological, financial and business communities will enable them to move quickly. Your new Board will determine which of the company's current products in production and in development merit immediate attention, how much of the company's cash and human resources should be invested in those products, and how best to deploy the balance of the company's resources in conceiving and developing the products which will form the basis for a successful and profitable future.

My pledge to you is that, if elected, the basic guiding principle of my slate of nominees will be: The company must be managed for the good of ALL shareholders.

I am convinced that this is our last chance to save what's left of our investment in IREG.

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

TIME IS SHORT. The annual meeting is being held on July 10. This is your opportunity to say to Mr. Caputo and his friends:

                  'WE'VE HAD ENOUGH. NOW YOU MUST STEP DOWN.'
              IF YOU AGREE WITH ME, VOTE FOR MY SLATE OF NOMINEES.

                              VOTE THE BLUE PROXY.
                          Sign, date and mail it NOW.

    (AND DON'T FORGET: EVEN IF YOU HAVE ALREADY RETURNED MANAGEMENT'S WHITE
      PROXY, YOUR LATER-DATED BLUE PROXY WILL BE THE ONE THAT IS COUNTED.)

Thank you for your time and attention.

                                         Sincerely,

                                         Steven N. Bronson

      If you have any questions or need assistance in voting your shares, please call our proxy solicitors
                                THE ALTMAN GROUP
                           COLLECT AT (212) 681-9600.

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